Subscription Agreement

Red Fish Properties, Inc.

1. Investment:

(a) The undersigned (“Buyer”) subscribes for ___________________________________________________ Shares of Common Stock of Red Fish Properties, Inc., (the “Company”) at $.20 per share.

(b) Total subscription price ($.20 x Number of Shares): = $ _______________________________________

PLEASE MAKE CHECKS PAYABLE TO: RED FISH PROPERTIES, Inc.

2. Investor Information:
Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Joint Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Mailing Address (if different from above):
	Street	City/State	Zip

Business Phone: ( )	Home Phone: ( )

3.  Type of ownership:  (You must check one box)

☐ Individual
	☐	Custodian for: ______________________
☐ Tenants in Common
	☐	Uniform Gifts to Minors Act of the State of: ___________
Corporation (Inc., LLC, LP) Please List all officers,
directors, partners, managers, etc.:

☐  Joint Tenants with rights of Survivorship

☐  Partnership (Limited Partnerships use “Corporation”)

☐  Trust

☐  Community Property

☐  Other (please explain): ______________________________

4. Representations and Warranties of Buyer.  Buyer hereby represents, warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares.  The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part.  Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

5. Accredited Investor Status or Investment Limits. Subscriber represents that either:

(a) Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

(b) The purchase price, together with any other amounts previously used to purchase Shares, does not exceed 10% of the greater of the Buyer’s annual income or net worth.

(c) If the Buyer is acting without a Purchaser Representative, Buyer has such knowledge and experience in financial and business matters that Buyer is fully capable of evaluating the risks and merits of an investment in the Offering.

(d) Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the Offering.

              (e) Buyer acknowledges that the Company’s offering circular, (“Offering Circular”) is the legal document filed with the Securities and Exchange Commission, (“SEC”) for a Regulation A offering and provides facts that a Buyer needs to make an informed investment decision. The Offering Circular includes an overview of the Company and Company's business, historical financials and capitalization, and key risk factors. The Offering Circular is made available to the general public in the Company’s Form 1-A registration statement initially filed on May 30, 2017.

              (f) Buyer has received and carefully reviewed the Offering Circular in its entirety including all exhibits made available on the SEC Edgar Database by searching the Company name or the Company’s CIK number 0001703429. The Company provided the Buyer with the following internet hyperlink to its registration statement and Offering Circular for convenience.

https://www.sec.gov/Archives/edgar/data/1703429/

6. Electronic Delivery of Documents (Buyer will not receive paper mailings). In lieu of receiving documents by mail, Buyer authorizes the Company to make available on the SEC EDGAR DATA BASE website at https://www.sec.gov/search/ its offering circular, amendments to the offering circular, semi-annual reports, annual reports, tender offer materials, proxy statements, prospectus supplements or other reports that may be required to be delivered to Buyer. Buyer must provide an e-mail address and ensure that the Company has a current e-mail address for as long as he or she owns Shares.)

7. Acceptance of Subscription

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription. In the event that the subscription is rejected by the Company, the subscriber’s funds shall be fully returned to investor within 5 business days.

8. Governing Law.

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

9. Certification.  THE BUYER CERTIFIES THAT HE/SHE HAS READ THIS ENTIRE SUBSCRIPTION AGREEMENT AND THAT EVERY STATEMENT MADE BY THE BUYER HEREIN IS TRUE AND COMPLETE.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Printed Name of Buyer:________________________________

Signature of Buyer:______________________________ Date:_________________________

Printed Name of Buyer:________________________________

Signature of Buyer :______________________________ Date:_________________________

Investor’s Subscription Accepted this _______ day of _______________________, 2017

Accepted by :______________________________________

Thomas N. Mahoney

(Chief Executive Officer Red Fish Properties, Inc.)

UPON RECEIPT OF THE SIGNED ORIGINAL SUBSCRIPTION AGREEMENT AND YOUR CHECK, RED FISH PROPERTIES, INC. WILL SEND TO YOU ACCEPTANCE OF YOUR SUBSCRIPTION AND OUR SHARE TRANSFER AGENT, MOUNTAIN SHARE TRANSFER, LLC WILL SEND TO YOU YOUR STOCK CERTIFICATE(S).

SEND CHECK AND SIGNED ORIGINAL SUBSCRIPTION AGREEMENT TO:

Red Fish Properties, Inc.

106858 Hazelhurst Drive, # 18541

Houston, TX 77043